EXHIBIT 99.1

Micro Therapeutics Raises $21.5 Million Completing Two-Stage Private Placement Of Stock

IRVINE, Calif.—February 21, 2003—Micro Therapeutics, Inc. (NASDAQ: MTIX) said today that it has completed the second and final stage of a private placement of its common stock, in which approximately 10.3 million shares of common stock were issued, raising $21.5 million.

Prior to completing the transaction, MTI held a special meeting of stockholders for the purpose of receiving stockholder approval as required under NASDAQ and other regulatory rules.

“Completion of this private placement represents a significant milestone for MTI,” said Thomas Wilder, MTI’s president and chief executive officer. “The proceeds from this financing will be used to replenish cash balances, which were reduced significantly by the initial payment made in connection with the acquisition of Dendron GmbH, repay the bridge loans made by Micro Investment in anticipation of this financing, and fund ongoing working capital requirements.”

As previously announced, MTI obtained a commitment from Micro Investment, LLC, whose principal investors are a fund managed by Warburg Pincus, LLC and The Vertical Group, to lead a $30 million private placement of common stock in two stages. The first stage of the private placement was completed on September 30, 2002, in which MTI issued approximately 4.1 million shares, resulting in proceeds of nearly $8.5 million.

The private placement was made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. The shares of common stock issued in the private placement have not been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic product, Onyx®, and the Sapphire family of embolic coils manufactured by MTI’s wholly owned subsidiary, Dendron GmbH, have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. Dendron’s embolic coils also are currently being sold throughout Europe, and the Company is making application for commercial regulatory clearances in the United States in 2003. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, the ability to efficiently integrate the operations of Dendron GmbH into those of Micro Therapeutics, Inc., the effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB, proxy statement mailed on or about February 6, 2003 and other reports, filed or to be filed, with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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